Annual Report
June 30, 2012

A tax-free income investment

Serving Rhode Island Investors For Two Decades Narragansett Insured Tax-Free Income Fund “Research Matters”

August, 2012

Dear Fellow Shareholder:

     While we didn’t necessarily coin the phrases, “Invest in what you know” or “If you don’t understand it, don’t buy it,” these concepts are certainly not new to Narragansett Insured Tax-Free Income Fund and the Aquila Group of Funds. In fact, they have been at the very core of our investment philosophy since day one.

     Our country’s current volatile economic environment, coupled with fewer firms providing bond insurance, and fewer issuers willing to pay for it, make these adages ring true louder than ever.

     The value provided by professional investment managers, such as those at Narragansett Insured Tax-Free Income Fund, who conduct initial research and provide on-going surveillance of issuers and individual bonds as markets develop and credit conditions change, has become increasingly important.

     Over the past year or so, you may have read or heard about problems being experienced by certain municipalities – including growing concerns over budget shortfalls, infrastructure demands, pension funding, and high unemployment.

     Even when concerns such as these don’t make the mainstream newspapers, it is in your best interest that your Fund’s investment team makes every effort to know about each and every little hiccup. And, since each municipality has its own distinct nuances, we feel it is vital to have a local presence.

     Local investment management and research enables us to monitor the local economy, issuers in the state, and policy decisions that will impact issuers, while we conduct research on issues held by the Fund. The research conducted prior to investing in a bond, and ongoing credit monitoring, make it possible to evaluate both the risk associated with an individual bond, and the adequacy of the compensation provided for that risk.

     Narragansett Insured Tax-Free Income Fund specifically benefits from its collective team of local Trustees and portfolio managers who seek to be intimately aware of any potential challenges facing the citizens of Rhode Island throughout the state.

     They know the ups and downs that affect you, our shareholders, because they too are affected. Your local representatives are also your friends, neighbors and co-workers.

     They hear the same discussions at little league games and pot luck dinners. They read the same small and big town newspapers that you do, shop in the same supermarkets and gas up at the same pumps.

NOT A PART OF THE ANNUAL REPORT

     They, like you, are Rhode Islanders.

     As you know, by prospectus, Narragansett Insured Tax-Free Income Fund may only invest in investment grade securities. These higher rated securities are intended to indicate those municipal issues which have not only sufficient, but significant, cash flow strength in order to pay interest when due and to redeem the bonds at maturity. Nonetheless, we firmly believe in the importance of looking beyond credit ratings.

     We invest in an issue based on our initial research, and we conduct frequent credit monitoring in order to evaluate the financial condition of the issuer. We devote significant resources to understanding the financial condition of issuers in Rhode Island, the financing details of individual issues, and how payments of principal and interest on those issues are secured. We monitor the difficult, but necessary, steps being taken to balance budgets within the state. Based on the research we conduct, we select the bonds held in the Fund’s portfolio and decide whether or not to continue holding issues already in the portfolio.

     The Aquila Group of Funds has been managing the assets of Rhode Island investors for over 20 years. Our long history in the Rhode Island market, the knowledge and experience of the Fund’s portfolio managers, and the research conducted on bonds held in Narragansett Insured Tax-Free Income Fund continue to provide shareholders with the benefits of local, professional investment management.

Sincerely,

Lacy B. Herrmann Founder and Chairman Emeritus	Diana P. Herrmann President

Consideration should be given to the risks of investing, including potential loss of value, market risk, interest rate risk, credit risk, and geographic concentration. Past performance does not guarantee future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. For certain investors, some dividends may be subject to Federal and state taxes.

NOT A PART OF THE ANNUAL REPORT

Serving Rhode Island Investors For Two Decades Narragansett Insured Tax-Free Income Fund ANNUAL REPORT Management Discussion

     Narragansett Insured Tax-Free Income Fund (the “Fund”) seeks to provide the highest level of double tax-free income possible while staying within self-imposed quality restraints. The Fund strives to accomplish this by constructing a diversified investment portfolio of investment grade Rhode Island municipal securities. As an extra measure of credit protection to shareholders, most securities owned by the Fund are insured in an attempt to provide for the timely payment of principal and interest when due. A maximum average maturity profile of less than 12 years has been maintained for the Fund’s portfolio with the goal to produce a reasonable level of income return with relatively high stability for the Fund’s share price. We intend to maintain a similar profile going forward. At the June 30, 2012 fiscal year end, the portfolio had an average maturity of 9.5 years.

     Equity market performance began the year strong with returns in the double-digits across the board with the S&P 500 moving ahead almost 13% through March, but gave back some of those gains with headlines out of Europe and world Gross Domestic Product (“GDP”) growth slowdown, to end the first half of the year at 9.5%. While the focus remains on Europe, in the U.S., stubbornly high unemployment, slowing GDP, and the “fiscal cliff” loom in this election year. This can be seen in GDP for the first quarter of the year coming in at a lower revised 1.9%. Second quarter GDP is currently projected around 1.5%, while the full year is expected to be around 2.0%. While this projection currently implies a pretty good election year economic pickup, given the unemployment overhang, expiring Bush-era tax cuts, and other assorted stimuli, we don’t expect a huge uptick in GDP for the remainder of 2012. One of the brighter spots has been housing, which appears to have bottomed and is showing some positive signs of life. Prices appear to have firmed up in a number of major metropolitan markets. The lower interest rates have helped to some degree, but not to the extent expected given the lack of equity in homes and hence homeowners’ capability to refinance and repair personal balance sheets. As of June 30, 2012 the Dow Jones Industrials, S&P 500, and NASDAQ gave back some of their first quarter gains but posted year-to-date returns of 6.83%, 9.49% and 13.32%, respectively. International stocks have continued to lag U.S. markets as the MSCI EAFE Index only eked out a 3.38% return year-to-date.

     Although the Federal Reserve (the “Fed”) has just reiterated its extension of “Operation Twist” that it introduced last fall, a lack of further positive economic news has people talking about Quantitative Easing 3. While we haven’t bought into the need for the third leg of this program, the Fed remains vigilant keeping all of its options open to ensure continuation of its dual mandates. Looking back at the past year, nothing much has changed with the exception being lower rates still. Fortunately, we extended maturity and duration while adding new names to the portfolio and increased overall credit quality. While many savers are clamoring for higher rates, we strive to maintain a portfolio that has a compelling yield compared with most fixed income investments while being relatively well-positioned for any reversal of Fed policy and higher interest rates.

MANAGEMENT DISCUSSION (continued)

     While there have been a few well-publicized municipal bankruptcies recently, overall, we believe, the municipal bond market has performed well compared with other fixed income markets. Rhode Island has been no exception with Central Falls being the notable Chapter 9 municipality. Central Falls is expected to emerge from later this year after two challenging years (with one year under State Receivership and one year under Chapter 9 bankruptcy protection) with a restructured balance sheet and arguably in the best shape ever. State Treasurer Gina Raimondo has successfully implemented sweeping changes to the State’s defined benefit plan by suspending cost-of-living adjustments, reducing benefits, and requiring workers to wait until the age of 62 to retire. Governor Chafee has also mounted a similar challenge to the cities and towns, but with limited success presently. The City of Providence has also negotiated with the city’s unions, retirees, and current workers to reduce its payouts by suspending COLAs and moving retired workers onto a more affordable healthcare plan. The city also negotiated additional payments in lieu of taxes from Johnson & Wales University, Brown University, Rhode Island Hospital, and Roger Williams Hospital to help fill its current budget gap. Other municipalities working within the State’s recently enacted fiscal process are East Providence, Woonsocket and West Warwick. While these communities continue their paths to fiscal stability, the process has been a positive step for all involved in addressing fiscal challenges sooner and with greater available resources.

     Returns for Narragansett Insured Tax-Free Income Fund were positive for all four quarters of the fiscal year because of falling interest rates and increased municipal debt defaults did not materialize. During the first half of 2012 the Fund’s Class A shares returned just over 2% as equity markets recovered and bond funds quickly shifted out of favor. For the full fiscal year ending June 30, 2012, performance for the Class A shares of the Fund was 6.15%. This was below the 6.81% return of the Barclays Capital Quality Intermediate Municipal Bond Index for the same period. Returns during this period for the Dow, S&P 500, and NASDAQ were 6.60%, 5.43%, and 7.05%, respectively.

     During these difficult economic times, it remains important to look at the underlying credit quality and rating(s) when buying bonds for the portfolio, as well as diversifying the income stream. Insurance has played much less of a role as fewer companies issue policies and many issuers forego the extra cost. In fact, most local issues have come without insurance over the past three years. Through buying uninsured bonds, we have been able to provide a greater degree of diversification in the portfolio while maintaining or even improving the Fund’s overall credit quality. Unfortunately, we are presently reaching the 20% uninsured maximum currently allowed.

     As noted in the Subsequent Event footnote to this Annual Report, given the decreased supply of insured Rhode Island bonds and the diminished value of the insurance on such bonds, the Board of Trustees, Manager and Sub-Adviser propose to eliminate the fundamental policy requiring that the Fund invest 80% of its assets in Insured Rhode Island Obligations. Shareholders will be asked to consider this proposal in connection with a Special Shareholder Meeting to be held in conjunction with the Annual Meeting of Shareholders on October 17, 2012. While elimination of the current fundamental policy will give the Sub-Adviser the flexibility to invest the Fund in a more diversified pool of Rhode Island issuers, the Fund will continue to invest in Insured Rhode Island Obligations when such bonds are available and when the Sub-Adviser believes that it is appropriate to do so.

MANAGEMENT DISCUSSION (continued)

     In connection with this proposal, we believe it is important to note that, as your locally-based portfolio managers, we know the locally-based projects and live in the cities and towns in which we are investing. We are hopeful that this will provide you, our shareholders, with some assurance that we will continue to provide value for you, as we navigate our way through the many changes occurring in our state.

     Given the current Federal and Rhode Island income tax rates, we believe Narragansett Insured Tax-Free Income Fund presently produces an attractive yield for Rhode Island residents when compared to taxable fixed-income securities.

     Management believes that having available to the Fund a locally-based investment manager, with extensive knowledge and experience in the Rhode Island municipal market continues to add considerable value to the portfolio and provides a distinct benefit to Fund shareholders.

     Citizens Investment Advisors, the Fund’s investment Sub-Adviser, intends to continue to oversee the portfolio with a strong emphasis on achieving what we believe to be a balance between share price stability, acceptable double tax-free income, and high standards of credit quality.

Performance data represents past performance, but does not guarantee future results. Investment return and principal value will fluctuate; shares, when redeemed, may be worth more or less than their original cost; current performance may be lower or higher than the data presented.

NOT FDIC INSURED – NO BANK GUARANTEE – MAY LOSE VALUE

PERFORMANCE REPORT

     The following graph illustrates the value of $10,000 invested in the Class Y shares of Narragansett Insured Tax-Free Income Fund for the 10-year period ended June 30, 2012 as compared with the Barclays Capital Quality Intermediate Municipal Bond Index (the “Barclays Capital Index”) and the Consumer Price Index (a cost of living index). The performance of each of the other classes is not shown in the graph but is included in the table below. It should be noted that the Barclays Capital Index does not include any operating expenses nor sales charges, and being nationally oriented, does not reflect state-specific bond market performance.

	Average Annual Total Return
	for periods ended June 30, 2012
				Since
Class and Inception Date	1 Year	5 Years	10 Years	Inception
Class A (commenced operations on 9/10/92)
With Maximum Sales Charge	1.88%	3.67%	3.69%	4.86%
Without Sales Charge	6.15	4.52	4.12	5.08
Class C (commenced operations on 5/01/96)
With CDSC*	4.23	3.64	3.24	3.85
Without CDSC	5.25	3.64	3.24	3.85
Class I (commenced operations on 11/04/98)
No Sales Charge	5.99	4.37	4.01	4.17
Class Y (commenced operations on 5/01/96)
No Sales Charge	6.31	4.68	4.27	4.96
Barclays Capital Index	6.81	5.97	4.77	5.37	(Class A)
				5.22	(Class C & Y)
				4.91	(Class I)

Total return figures shown for the Fund reflect any change in price and assume all distributions within the period were invested in additional shares. The rates of return will vary and the principal value of an investment will fluctuate with market conditions. Shares, if redeemed, may be worth more or less than their original cost. A portion of each class’s income may be subject to Federal and state income taxes. Past performance is not predictive of future investment results.

* CDSC = 1% contingent deferred sales charge imposed on redemptions made within the first 12 months after purchase.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
Narragansett Insured Tax-Free Income Fund:

     We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Narragansett Insured Tax-Free Income Fund as of June 30, 2012 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 2012, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Narragansett Insured Tax-Free Income Fund as of June 30, 2012, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 27, 2012

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	General Obligation Bonds (25.2%)	(unaudited)	Value
	Bristol, Rhode Island
$2,200,000	4.000%, 02/15/26 AGC Insured	Aa2/AA-/NR	$2,384,536
2,500,000	4.375%, 02/15/29 AGC Insured	Aa2/AA-/NR	2,729,750
	Coventry, Rhode Island
500,000	3.375%, 11/01/21 AGMC Insured	Aa3/NR/NR	519,265
	Cranston, Rhode Island
1,000,000	4.250%, 04/01/18 NPFG Insured	A2/A/A	1,077,270
1,000,000	4.250%, 04/01/19 NPFG Insured	A2/A/A	1,069,080
1,000,000	4.300%, 04/01/20 NPFG Insured	A2/A/A	1,062,730
250,000	5.000%, 02/15/22 AGMC Insured (pre-refunded)	Aa3/AA-/AA-	268,703
1,000,000	4.500%, 04/01/23 NPFG Insured	A2/A/A	1,059,910
250,000	5.000%, 02/15/24 AGMC Insured (pre-refunded)	Aa3/AA-/AA-	268,703
2,455,000	4.625%, 07/01/25 AGMC Insured	Aa3/AA-/NR	2,662,374
1,500,000	4.500%, 04/01/26 NPFG Insured	A2/A/A	1,564,905
990,000	4.750%, 07/01/28 AGMC Insured	Aa3/AA-/NR	1,066,309
750,000	4.300%, 07/01/30 2010 Series A AGMC Insured	Aa3/AA-/A	796,335
500,000	4.375%, 02/01/33 2012 Series A AGMC Insured	Aa3/AA-/A	513,975
	Cumberland, Rhode Island
250,000	4.000%, 02/01/14 NPFG/ FGIC Insured	A1/A/NR	255,400
250,000	4.000%, 02/01/15 NPFG/ FGIC Insured	A1/A/NR	255,400
250,000	4.000%, 02/01/16 NPFG/ FGIC Insured	A1/A/NR	255,400
250,000	4.100%, 02/01/17 NPFG/ FGIC Insured	A1/A/NR	255,542
1,000,000	4.250%, 08/01/17 AGMC Insured	Aa3/AA-/NR	1,117,220
250,000	4.150%, 02/01/18 NPFG/ FGIC Insured	A1/A/NR	255,615
600,000	4.250%, 08/01/18 AGMC Insured	Aa3/AA-/NR	674,268
500,000	4.250%, 11/01/27 Series 2011 A	NR/A/NR	517,900
500,000	4.625%, 11/01/31 Series 2011 A	NR/A/NR	521,325
	East Providence, Rhode Island Refunding
2,500,000	4.550%, 05/15/30 AGMC Insured	Aa3/AA-/NR	2,633,225
	Hopkinton, Rhode Island
500,000	4.375%, 08/15/31	Aa3/NR/NR	541,985
	Lincoln, Rhode Island
1,000,000	4.500%, 08/01/24 NPFG Insured	Aa2/NR/AA	1,074,150
1,775,000	4.500%, 08/01/25 NPFG Insured	Aa2/NR/AA	1,895,274
2,000,000	4.500%, 08/01/26 NPFG Insured	Aa2/NR/AA	2,131,540

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	General Obligation Bonds (continued)	(unaudited)	Value
	New Shoreham, Rhode Island
$245,000	4.000%, 11/15/15 AMBAC Insured (pre-refunded)	NR/AA/NR	$248,386
255,000	4.250%, 11/15/16 AMBAC Insured (pre-refunded)	NR/AA/NR	258,754
270,000	4.250%, 11/15/17 AMBAC Insured (pre-refunded)	NR/AA/NR	273,974
910,000	4.800%, 04/15/18 AMBAC Insured	NR/AA/NR	910,464
285,000	4.500%, 11/15/18 AMBAC Insured (pre-refunded)	NR/AA/NR	289,452
1,105,000	5.000%, 04/15/22 AMBAC Insured	NR/AA/NR	1,105,597
	North Kingstown, Rhode Island
500,000	3.750%, 10/01/12 NPFG/ FGIC Insured	Aa2/AA/NR	504,185
	North Providence, Rhode Island
500,000	4.700%, 09/15/14 AGMC Insured	Aa3/AA-/NR	501,185
500,000	3.650%, 10/15/14 AGMC Insured	Aa3/AA-/NR	513,160
2,225,000	3.625%, 07/15/15 AGMC Insured	Aa3/AA-/NR	2,297,535
500,000	3.750%, 10/15/15 AGMC Insured	Aa3/AA-/NR	512,890
250,000	4.000%, 10/15/17 AGMC Insured	Aa3/AA-/NR	256,495
	Pawtucket, Rhode Island
910,000	4.000%, 04/15/14 AMBAC Insured	Baa2/NR/BBB-	911,765
1,950,000	4.500%, 07/15/26 AGC Insured	Aa3/NR/NR	2,069,301
1,500,000	4.750%, 07/15/29 AGC Insured	Aa3/NR/NR	1,592,850
	Providence, Rhode Island
500,000	5.000%, 07/15/14 AGMC Insured	Aa3/AA-/BBB	530,995
1,500,000	5.000%, 01/15/23 AGMC Insured Series 2010 A
	Refunding	Aa3/AA-/NR	1,664,640
1,500,000	5.000%, 01/15/26 AGMC Insured Series 2010 A
	Refunding	Aa3/AA-/NR	1,623,240
	State of Rhode Island
2,000,000	4.500%, 02/01/17 NPFG Insured (pre-refunded)	Aa2/AA/AA	2,130,340
2,000,000	5.250%, 11/01/17 FGIC Insured (pre-refunded)	Aa2/AA/NR	2,032,700
	Warwick, Rhode Island
1,000,000	4.000%, 08/01/16 AGMC Insured Series 2008	Aa3/AA-/NR	1,111,370
1,015,000	4.000%, 08/01/17 AGMC Insured Series 2008	Aa3/AA-/NR	1,136,901
905,000	4.250%, 01/15/18 Syncora Guarantee, Inc. Insured	Aa3/AA-/NR	987,590
	West Warwick, Rhode Island
500,000	4.875%, 03/01/16 AMBAC Insured	Baa1/NR/BBB+	501,460
670,000	5.000%, 03/01/17 AMBAC Insured	Baa1/NR/BBB+	671,990
700,000	5.050%, 03/01/18 AMBAC Insured	Baa1/NR/BBB+	702,086

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	General Obligation Bonds (continued)	(unaudited)	Value
	West Warwick, Rhode Island (continued)
$735,000	5.100%, 03/01/19 AMBAC Insured	Baa1/NR/BBB+	$737,190
1,900,000	4.625%, 04/01/26 AGC Insured	Aa3/NR/NR	2,085,820
1,400,000	4.750%, 04/01/29 AGC Insured	Aa3/NR/NR	1,526,994
	Westerly, Rhode Island
900,000	4.000%, 07/01/17 NPFG Insured	Aa2/AA/NR	993,051
900,000	4.000%, 07/01/18 NPFG Insured	Aa2/AA/NR	983,511
	Woonsocket, Rhode Island
655,000	4.450%, 12/15/12 NPFG/ FGIC Insured	B2/NR/B	655,282
685,000	4.550%, 12/15/13 NPFG/ FGIC Insured	B2/NR/B	684,418
550,000	4.250%, 03/01/25 AMBAC Insured	B2/NR/B	419,716
	Total General Obligation Bonds		62,853,376

	Revenue Bonds (70.9%)

	Development Revenue Bonds (10.4%)
	Providence, Rhode Island Redevelopment Agency
	Revenue Refunding Public Safety Building Project
2,000,000	4.750%, 04/01/22 AMBAC Insured Series A	Baa2/BBB-/NR	2,038,960
1,000,000	5.000%, 04/01/28 Series A AMBAC Insured	Baa2/BBB-/NR	1,004,490
	Rhode Island Convention Center Authority Revenue
	Refunding
2,000,000	5.000%, 05/15/21 AGMC Insured	Aa3/AA-/AA	2,164,240
4,000,000	5.000%, 05/15/23 AGMC Insured Series 2005 A	Aa3/AA-/AA	4,291,520
1,500,000	5.500%, 05/15/27 AGMC Insured Series A	Aa3/AA-/AA-	1,711,950
	Rhode Island State Economic Development Corp.,
	Airport Revenue
540,000	4.625%, 07/01/26 AGC Insured Series B	Aa3/AA-/A-	570,769
1,670,000	5.000%, 07/01/13 NPFG Insured Series C	A3/BBB+/A-	1,724,141
1,000,000	5.000%, 07/01/18 AGC Insured Series C	Aa3/AA-/A-	1,135,870
1,500,000	5.000%, 07/01/22 NPFG Insured Series C	A3/BBB+/A-	1,577,685
	Rhode Island State Economic Development Corp.,
	Motor Fuel Tax Revenue (Rhode Island Department
	of Transportation)
1,000,000	4.000%, 06/15/15 Series A AMBAC Insured	A2/A+/A	1,018,140
2,385,000	4.700%, 06/15/23 Series 2003A AMBAC Insured	A2/A+/A	2,417,317
1,000,000	4.000%, 06/15/18 Series 2006A AMBAC Insured	A2/A+/A	1,044,890

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	Revenue Bonds (continued)	(unaudited)	Value
	Development Revenue Bonds (continued)
	Rhode Island State Economic Development Corp.,
	(Rhode Island Airport Corp. Intermodal Facility
	Project)
$1,000,000	4.250%, 07/01/17 CIFG Assurance North America,
	Inc. Insured	Baa1/BBB+/NR	$1,067,220
	Rhode Island Economic Development Corp. (Rhode
	Island Department of Transportation)
1,500,000	5.250%, 06/15/21 AGC Insured	Aa2/AA-/AA-	1,761,450
	Rhode Island State Economic Development Corp.,
	University of Rhode Island
750,000	4.900%, 11/01/12 Series 1999 AGMC Insured	Aa3/NR/NR	752,302
750,000	4.900%, 11/01/13 Series 1999 AGMC Insured	Aa3/NR/NR	752,273
750,000	5.000%, 11/01/14 Series 1999 AGMC Insured	Aa3/NR/NR	752,183
	Total Development Revenue Bonds		25,785,400

	Higher Education Revenue Bonds (21.0%)
	Rhode Island Health & Education Building Corp.,
	Brown University
2,500,000	4.750%, 09/01/33 Series 2003 A	Aa1/AA+/NR	2,558,700
1,000,000	4.750%, 09/01/37 Series 2003 A	Aa1/AA+/NR	1,021,180
	Rhode Island Health & Education Building Corp.,
	Bryant University
1,000,000	5.125%, 06/01/19 AMBAC Insured	A2/A/NR	1,002,160
1,115,000	4.500%, 12/01/27 Series 2011	A2/A/NR	1,176,202
1,455,000	4.750%, 12/01/29 Series 2011	A2/A/NR	1,545,661
1,000,000	5.000%, 12/01/30 Series 2011	A2/A/NR	1,077,710
1,425,000	5.000%, 12/01/31 Series 2011	A2/A/NR	1,527,657
	Rhode Island Health & Education Building Corp.,
	Higher Educational Facilities
1,010,000	3.625%, 09/15/14 Series 2003 B NPFG Insured	Baa2/BBB/NR	1,020,757
1,050,000	4.000%, 09/15/15 Series 2003 B NPFG Insured	Baa2/BBB/NR	1,067,146
1,040,000	4.000%, 09/15/16 Series 2003 B NPFG Insured	Baa2/BBB/NR	1,058,335
600,000	3.625%, 09/15/14 Series 2003 C NPFG Insured	Baa2/BBB/NR	606,744
500,000	4.000%, 09/15/15 Series 2003 C NPFG Insured	Baa2/BBB/NR	508,755
500,000	4.000%, 09/15/16 Series 2003 C NPFG Insured	Baa2/BBB/NR	509,410
5,000,000	5.000%, 09/15/30 AGMC Insured	Aa3/NR/NR	5,530,050

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	Revenue Bonds (continued)	(unaudited)	Value
	Higher Education Revenue Bonds (continued)
	Rhode Island Health & Education Building Corp.,
	Johnson & Wales University
$465,000	5.500%, 04/01/15 Series 1999 A NPFG Insured	Baa2/BBB/NR	$510,896
900,000	5.500%, 04/01/16 Series 1999 A NPFG Insured	Baa2/BBB/NR	1,007,379
785,000	5.500%, 04/01/17 Series 1999 A NPFG Insured	Baa2/BBB/NR	891,854
500,000	5.250%, 04/01/14 Series 2003 Syncora Guarantee,
	Inc. Insured	NR/NR/NR*	514,240
2,000,000	4.000%, 04/01/14 Series 2003 Syncora Guarantee,
	Inc. Insured	NR/NR/NR*	2,038,660
1,500,000	5.000%, 04/01/29 NPFG Insured	Baa2/BBB/NR	1,500,465
	Rhode Island Health & Educational Building Corp.,
	Higher Education Facility, New England Institute
	of Technology
3,000,000	4.750%, 03/01/30 Series 2010 A	NR/A/A+	3,208,200
	Rhode Island Health & Educational Building Corp.,
	Higher Education Facility, Rhode Island School
	of Design
1,310,000	5.625%, 08/15/22 Syncora Guarantee, Inc. Insured
	Series D	A1/NR/NR	1,395,307
900,000	5.000%, 08/15/23 Syncora Guarantee, Inc. Insured
	Series D	A1/NR/NR	941,607
5,000,000	4.000%, 06/01/31 2012 Series A	A1/NR/A+	5,114,950
	Rhode Island Health & Educational Building Corp.,
	Higher Education Facility, University of Rhode
	Island Auxiliary Enterprise
2,000,000	5.000%, 09/15/30 Series 2010 B AGMC Insured	Aa3/AA-/NR	2,174,860
	Rhode Island Health & Educational Building Corp.,
	University of Rhode Island
800,000	5.000%, 09/15/23 Series 2003 C Refunding NPFG
	Insured	Baa2/BBB/NR	812,376
1,200,000	4.125%, 09/15/13 Series 2005 G AMBAC Insured	Aa3/A+/NR	1,243,812
1,000,000	4.500%, 09/15/26 Series 2005 G Refunding AMBAC
	Insured	Aa3/A+/NR	1,034,210

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	Revenue Bonds (continued)	(unaudited)	Value
	Higher Education Revenue Bonds (continued)
	Rhode Island Health & Education Facilities Authority,
	Providence College
$1,000,000	4.250%, 11/01/14 Syncora Guarantee, Inc. Insured	A2/NR/NR	$1,042,030
2,500,000	4.375%, 11/01/15 Syncora Guarantee, Inc. Insured	A2/NR/NR	2,606,125
2,500,000	4.500%, 11/01/16 Syncora Guarantee, Inc. Insured	A2/NR/NR	2,606,525
1,000,000	4.500%, 11/01/17 Syncora Guarantee, Inc. Insured	A2/NR/NR	1,039,380
1,000,000	5.000%, 11/01/24 Syncora Guarantee, Inc. Insured
	Series 2003 A	A2/NR/NR	1,030,300
1,500,000	4.000%, 11/01/31	A2/A/NR	1,538,715
	Total Higher Education Revenue Bonds		52,462,358

	Hospital Revenue Bonds (3.8%)
	Rhode Island Health & Education Building Corp.,
	Lifespan Obligation
2,500,000	5.000%, 05/15/20 Series A AGMC Insured	Aa3/AA-/NR	2,697,025
5,000,000	5.000%, 05/15/26 Series A AGMC Insured	Aa3/AA-/NR	5,237,150
1,500,000	5.250%, 05/15/26 NPFG Insured	Baa1/BBB/NR	1,501,350
	Total Hospital Revenue Bonds		9,435,525

	Housing Revenue Bonds (5.6%)
	Rhode Island Housing & Mortgage Finance Corp.
	Home Funding
3,200,000	4.000%, 10/01/25 Series 2010 #3	Aa2/NR/NR	3,279,104
2,250,000	4.100%, 04/01/28 Series 2010 #3	Aa2/NR/NR	2,296,305
1,530,000	4.050%, 10/01/26 2011 Series 4	Aa2/NR/NR	1,595,163
1,000,000	4.200%, 10/01/28 2011 Series 4	Aa2/NR/NR	1,042,310
	Rhode Island Housing & Mortgage Finance Corp.
	Homeowner Opportunity
1,000,000	3.750%, 10/01/13 Series 50-A NPFG Insured	Aa2/AA+/NR	1,022,150
	Rhode Island Housing & Mortgage Finance Corp.
	Multi-Family Housing
2,500,000	4.625%, 10/01/25 Series 2010 A	Aaa/NR/NR	2,618,225
2,000,000	5.000%, 10/01/30 Series 2010 A	Aaa/NR/NR	2,073,600
	Total Housing Revenue Bonds		13,926,857

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	Revenue Bonds (continued)	(unaudited)	Value
	Lease Revenue Bonds (1.2%)
	Rhode Island Certificates of Participation (Central
	Power Plant)
$1,000,000	4.000%, 10/01/20 Series D AGMC Insured	Aa3/AA-/AA-	$1,069,140
	Rhode Island Certificates of Participation (Kent
	County Court House Project)
250,000	5.000%, 10/01/22 NPFG Insured Series 2004 A	Aa3/AA-/AA-	263,293
	Rhode Island Certificates of Participation (School for
	the Deaf Project)
1,000,000	5.500%, 04/01/27 Series C 2009 AGC Insured	Aa3/AA-/AA-	1,122,910
500,000	5.625%, 04/01/29 Series C 2009 AGC Insured	Aa3/AA-/AA-	560,395
	Total Lease Revenue Bonds		3,015,738

	Pollution Control Revenue Bonds (2.7%)
	Rhode Island Clean Water Finance Agency, Water
	Pollution Control Bonds
1,490,000	5.000%, 10/01/18 Series B NPFG Insured
	(pre-refunded)	Aaa/NR/NR	1,506,807
310,000	5.000%, 10/01/18 Series B NPFG Insured	Aaa/AAA/NR	313,196
4,765,000	4.375%, 10/01/21 Series 2002 B NPFG Insured	Aaa/AAA/AAA	4,797,402
	Total Pollution Control Revenue Bonds		6,617,405

	Secondary School Revenue Bonds (17.1%)
	Providence, Rhode Island Public Building Authority,
	School Projects
500,000	5.500%, 12/15/14 Series 1996 B NPFG Insured	Baa2/BBB/NR	501,700
500,000	5.500%, 12/15/15 Series 1996 B NPFG Insured	Baa2/BBB/NR	501,575
1,000,000	5.250%, 12/15/14 Series 1998 A AGMC Insured	Aa3/AA-/NR	1,003,140
685,000	5.000%, 12/15/18 Series 1998 A AGMC Insured	Aa3/AA-/NR	686,678
500,000	5.125%, 12/15/14 Series 1999 A AMBAC Insured	Baa2/BBB-/NR	500,955
250,000	5.250%, 12/15/15 Series 1999 A AMBAC Insured	Baa2/BBB-/NR	250,455
1,500,000	5.250%, 12/15/17 Series 1999 A AMBAC Insured	Baa2/BBB-/NR	1,502,865
1,000,000	5.250%, 12/15/19 Series 1999 A AMBAC Insured	Baa2/BBB-/NR	1,001,530
1,000,000	4.000%, 12/15/12 Series 2003 A NPFG Insured	Baa2/BBB/NR	1,011,920
1,000,000	4.000%, 12/15/13 Series 2003 A NPFG Insured	Baa2/BBB/NR	1,014,480

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	Revenue Bonds (continued)	(unaudited)	Value
	Secondary School Revenue Bonds (continued)
	Providence, Rhode Island Public Building Authority,
	School Projects (continued)
$1,505,000	4.000%, 12/15/14 Series 2003 A NPFG Insured	Baa2/BBB/NR	$1,523,000
1,570,000	4.000%, 12/15/15 Series 2003 A NPFG Insured	Baa2/BBB/NR	1,587,380
1,630,000	4.000%, 12/15/16 Series 2003 A NPFG Insured	Baa2/BBB/NR	1,645,273
3,000,000	4.500%, 05/15/27 Series A AGMC Insured	Aa3/AA-/NR	3,046,980
2,000,000	4.500%, 05/15/26 Series 2007 A AGMC Insured	Aa3/AA-/NR	2,038,380
3,000,000	4.500%, 05/15/28 Series 2007 A AGMC Insured	Aa3/AA-/NR	3,043,020
3,000,000	4.500%, 05/15/27 Series 2007 B AGMC Insured	Aa3/AA-/NR	3,032,490
3,000,000	4.500%, 05/15/28 Series 2007 C AGMC Insured	Aa3/AA-/NR	3,035,100
	Rhode Island Health & Education Building Corp.,
	Public School Financing Program - Chariho
	Regional School District
1,000,000	5.000%, 05/15/26 Series 2011B	Aa3/NR/NR	1,088,740
	Rhode Island Health & Education Building Corp.,
	Public School Financing Program, East Greenwich
1,150,000	3.125%, 05/15/28	Aa1/AA+/NR	1,136,488
1,600,000	3.250%, 05/15/29	Aa1/AA+/NR	1,591,728
1,650,000	3.375%, 05/15/30	Aa1/AA+/NR	1,652,013
1,200,000	3.500%, 05/15/31	Aa1/AA+/NR	1,206,936
	Rhode Island Health & Education Building Corp.,
	Public School Financing
1,000,000	5.000%, 05/15/17 Series 2006 A AGMC Insured	Aa3/AA-/NR	1,094,140
500,000	5.000%, 05/15/20 Series 2007 A AGMC Insured	Aa3/NR/NR	550,130
500,000	5.000%, 05/15/17 Series 2008 A AGMC Insured	Aa3/NR/NR	565,920
1,000,000	4.250%, 05/15/21 Series 2007 B AGMC Insured	Aa3/AA-/NR	1,030,960
1,500,000	4.250%, 05/15/21 Series A AGMC Insured	Aa3/NR/NR	1,593,405
2,000,000	4.375%, 05/15/22 Series A AGMC Insured	Aa3/NR/NR	2,125,720
2,000,000	4.750%, 05/15/29 Series A AGMC Insured	Aa3/NR/NR	2,110,740
	Total Secondary School Revenue Bonds		42,673,841

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

		Rating
		Moody’s, S&P
Principal		and Fitch
Amount	Revenue Bonds (continued)	(unaudited)	Value
	Student Loan Revenue (0.4%)
	State of Rhode Island Student Loan Authority
$1,000,000	4.750%, 12/01/23 Senior Series 2010 B	NR/A+/A	$1,069,690

	Transportation Revenue Bonds (2.0%)
	Rhode Island State Turnpike & Bridge Authority
1,600,000	4.625%, 12/01/27 Series 2010 A	NR/A-/A	1,719,184
2,000,000	5.125%, 12/01/35 Series 2010 A	NR/A-/A	2,153,280
1,000,000	5.000%, 12/01/35 Series 2010 A	NR/A-/A	1,071,490
	Total Transportation Revenue Bonds		4,943,954

	Water and Sewer Revenue Bonds (6.2%)
	Bristol County, Rhode Island Water Authority
750,000	5.250%, 07/01/17 Series 1997 A NPFG Insured	Baa2/BBB/NR	752,542
1,000,000	3.500%, 12/01/13 Series 2004 Refunding A NPFG
	Insured	Baa2/BBB/NR	1,022,080
1,000,000	3.500%, 12/01/14 Series 2004 Refunding A NPFG
	Insured	Baa2/BBB/NR	1,028,150
	Kent County, Rhode Island Water Authority
1,055,000	4.150%, 07/15/14 Series 2002 A NPFG Insured	Baa2/A+/NR	1,057,543
	Narragansett, Rhode Island Bay Commission
	Wastewater System
365,000	5.000%, 08/01/27 Series 2003 A NPFG Insured	Baa2/AA-/NR	384,728
1,000,000	5.000%, 02/01/32 Series 2007 A NPFG Insured	NR/AA-/NR	1,061,110
4,230,000	5.000%, 08/01/35 Series A NPFG Insured	Baa2/AA-/NR	4,395,689
	Rhode Island Clean Water Protection Finance Agency
295,000	4.600%, 10/01/13 Series A AMBAC Insured	Aaa/NR/NR	295,870
325,000	4.750%, 10/01/14 Series A AMBAC Insured	Aaa/NR/NR	325,981
1,545,000	4.750%, 10/01/18 Series A AMBAC Insured	Aaa/NR/NR	1,549,496
1,010,000	5.400%, 10/01/15 1993 Series A NPFG Insured	Aaa/BBB/NR	1,084,881
500,000	4.750%, 10/01/20 1999 Series A AMBAC Insured	Aaa/NR/NR	501,310
	Rhode Island Water Resources Board Public Drinking
	Water Protection
1,500,000	4.000%, 03/01/14 Series 2002 NPFG Insured	Baa2/BBB/NR	1,502,550
595,000	4.250%, 03/01/15 Series 2002 NPFG Insured	Baa2/BBB/NR	595,988
	Total Water and Sewer Revenue Bonds		15,557,918

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

			Rating
			Moody’s, S&P
Principal			and Fitch
Amount		Revenue Bonds (continued)	(unaudited)	Value

		Other Revenue Bonds (0.5%)
		State of Rhode Island Depositors Economic Protection
		Corp.
$500,000		6.000%, 08/01/17 NPFG Insured ETM	NR/BBB/NR	$551,505
250,000		5.750%, 08/01/21 Series A AGMC Insured ETM	NR/NR/NR*	326,700
215,000		6.375%, 08/01/22 Series A NPFG Insured ETM	NR/BBB/AAA	296,397
		Total Other Revenue Bonds		1,174,602
		Total Revenue Bonds		176,663,288
		Total Investments (cost $230,339,320-note 4)	96.1%	239,516,664
		Other assets less liabilities	3.9	9,835,691
		Net Assets	100.0%	$249,352,355

	*	Any security not rated (“NR”) by any of the Nationally Recognized Statistical Rating Organizations (“NRSRO” or “Credit Rating Agency”) has been determined by the Investment Sub-Adviser to have sufficient quality to be ranked in the top four credit ratings if a credit rating were to be assigned by a NRSRO.

Percent of
Portfolio Distribution By Quality Rating (unaudited)	Investments †
Aaa of Moody’s or AAA of S&P or Fitch	5.7%
Pre-refunded bonds††/Escrowed to maturity bonds.	3.5
Aa of Moody’s or AA of S&P or Fitch	53.8
A of Moody’s or S&P or Fitch	20.8
Baa of Moody’s or BBB of S&P or Fitch	14.4
B of Moody’s or B of Fitch	0.7
Not Rated*	1.1
100.0%

NARRAGANSETT INSURED TAX-FREE INCOME FUND
SCHEDULE OF INVESTMENTS (continued)
JUNE 30, 2012

†	Where applicable, calculated using the highest rating of the three NRSROs.

††	Pre-refunded bonds are bonds for which U.S. Government Obligations have been placed in escrow to retire the bonds at their earliest call date.

PORTFOLIO ABBREVIATIONS:
AGC - Assured Guaranty Corp
AGMC - Assured Guaranty Municipal Corp.
AMBAC - American Municipal Bond Assurance Corp.
CIFG - CDC IXIS Financial Guaranty
ETM - Escrowed to Maturity
FGIC - Financial Guaranty Insurance Co.
NPFG - National Public Finance Guarantee
NR - Not Rated

See accompanying notes to financial statements.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
STATEMENT OF ASSETS AND LIABILITIES
JUNE 30, 2012

ASSETS
Investments at value (cost $230,339,320)	$239,516,664
Cash	7,242,105
Interest receivable	2,500,512
Receivable for Fund shares sold	545,882
Other assets	8,780
Total assets	249,813,943
LIABILITIES
Dividends payable	254,697
Management fee payable	74,850
Payable for Fund shares redeemed	63,302
Distribution and service fees payable	4,696
Accrued expenses	64,043
Total liabilities	461,588
NET ASSETS	$249,352,355
Net Assets consist of:
Capital Stock - Authorized 80,000,000 shares, par value $0.01 per share	$231,259
Additional paid-in capital	239,967,720
Net unrealized appreciation on investments (note 4)	9,177,344
Accumulated net realized loss on investments	(79,557)
Undistributed net investment income	55,589
	$249,352,355

CLASS A
Net Assets	$145,750,581
Capital shares outstanding	13,517,942
Net asset value and redemption price per share	$10.78
Maximum offering price per share (100/96 of $10.78 adjusted to nearest cent)	$11.23

CLASS C
Net Assets	$21,066,439
Capital shares outstanding	1,954,045
Net asset value and offering price per share	$10.78
Redemption price per share (*a charge of 1% is imposed on the redemption proceeds of the shares, or on the original price, whichever is lower, if redeemed
during the first 12 months after purchase)	$10.78	*

CLASS I
Net Assets	$284,506
Capital shares outstanding	26,399
Net asset value, offering and redemption price per share	$10.78

CLASS Y
Net Assets	$82,250,829
Capital shares outstanding	7,627,553
Net asset value, offering and redemption price per share	$10.78

See accompanying notes to financial statements.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
STATEMENT OF OPERATIONS
YEAR ENDED JUNE 30, 2012

Investment Income:

Interest income		$10,241,144

Expenses:

Management fee (note 3)	$1,232,675
Distribution and service fees (note 3)	460,215
Trustees’ fees and expenses (note 8)	118,947
Transfer and shareholder servicing agent fees (note 3)	117,803
Legal fees	115,235
Shareholders’ reports and proxy statements	43,573
Custodian fees (note 6)	26,765
Auditing and tax fees	23,500
Fund accounting fees	19,781
Registration fees and dues	17,387
Insurance	10,115
Chief compliance officer services (note 3)	4,936
Miscellaneous	43,280
Total expenses	2,234,212

Management fee waived (note 3)	(383,096)
Expenses paid indirectly (note 6)	(259)
Net expenses		1,850,857
Net investment income		8,390,287

Realized and Unrealized Gain (Loss) on Investments:

Net realized gain (loss) from securities transactions	238,542
Change in unrealized appreciation on investments	5,891,931

Net realized and unrealized gain (loss) on investments		6,130,473
Net change in net assets resulting from operations		$14,520,760

See accompanying notes to financial statements.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended	Year Ended
	June 30, 2012	June 30, 2011
OPERATIONS:
Net investment income	$8,390,287	$8,926,839
Net realized gain (loss) from securities transactions	238,542	309,501
Change in unrealized appreciation on investments	5,891,931	(3,966,060)
Change in net assets from operations	14,520,760	5,270,280

DISTRIBUTIONS TO SHAREHOLDERS (note 9):
Class A Shares:
Net investment income	(5,165,290)	(5,691,791)

Class C Shares:
Net investment income	(606,886)	(738,571)

Class I Shares:
Net investment income	(9,248)	(9,714)

Class Y Shares:
Net investment income	(2,592,898)	(2,507,629)
Change in net assets from distributions	(8,374,322)	(8,947,705)

CAPITAL SHARE TRANSACTIONS (note 7):
Proceeds from shares sold	42,222,021	59,761,681
Reinvested dividends and distributions	3,521,913	4,080,843
Cost of shares redeemed	(44,244,636)	(43,872,777)
Change in net assets from capital share transactions	1,499,298	19,969,747
Change in net assets	7,645,736	16,292,322

NET ASSETS:
Beginning of period	241,706,619	225,414,297

End of period*	$249,352,355	$241,706,619

* Includes undistributed net investment income and distributions
in excess of net investment income of:	$55,589	$48,055

See accompanying notes to financial statements.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES NOTES TO FINANCIAL STATEMENTS STATEMENTS(continued)
JUNE 30, 2012

1. Organization

     Narragansett Insured Tax-Free Income Fund (the “Fund”), a non-diversified, open-end investment company, was organized on January 22, 1992 as a Massachusetts business trust and commenced operations on September 10, 1992. The Fund is authorized to issue 80,000,000 shares and, since its inception to May 1, 1996, offered only one class of shares. On that date, the Fund began offering two additional classes of shares, Class C and Class Y Shares. All shares outstanding prior to that date were designated as Class A Shares and are sold at net asset value plus a sales charge of varying size (depending upon a variety of factors) paid at the time of purchase and bear a distribution fee. Class C Shares are sold at net asset value with no sales charge payable at the time of purchase but with a level charge for service and distribution fees for six years thereafter. Class C Shares automatically convert to Class A Shares after six years. Class Y Shares are sold only through authorized financial institutions acting for investors in a fiduciary, advisory, agency, custodial or similar capacity, and are not offered directly to retail customers. Class Y Shares are sold at net asset value with no sales charge, no redemption fee, no contingent deferred sales charge (“CDSC”) and no distribution fee. On October 31, 1997, the Fund established Class I Shares which are offered and sold only through financial intermediaries and are not offered directly to retail customers. Class I Shares are sold at net asset value with no sales charge and no redemption fee or CDSC, although a financial intermediary may charge a fee for effecting a purchase or other transaction on behalf of its customers. Class I Shares carry a distribution and a service fee. All classes of shares represent interests in the same portfolio of investments and are identical as to rights and privileges but differ with respect to the effect of sales charges, the distribution and/or service fees borne by each class, expenses specific to each class, voting rights on matters affecting a single class and the exchange privileges of each class.

2. Significant Accounting Policies

     The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America for investment companies.

a)
Portfolio valuation: Municipal securities which have remaining maturities of more than 60 days are valued each business day based upon information provided by a nationally prominent independent pricing service and periodically verified through other pricing services. In the case of securities for which market quotations are readily available, securities are valued by the pricing service at the mean of bid and asked quotations. If a market quotation or a valuation from the pricing service is not readily available, the security is valued at fair value determined in good faith under procedures established by and under the general supervision of the Board of Trustees. Securities which mature in 60 days or less are generally valued at amortized cost if their term to maturity at purchase is 60 days or less, or by amortizing their unrealized appreciation or depreciation on the 61st day prior to maturity, if their term to maturity at purchase exceeds 60 days.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

b)
Fair value measurements: The Fund follows a fair value hierarchy that distinguishes between market data obtained from independent sources (observable inputs) and the Fund’s own market assumptions (unobservable inputs). These inputs are used in determining the value of the Fund’s investments and are summarized in the following fair value hierarchy:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the Fund has the ability to access.

Level 2 – Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Level 3 – Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available, representing the Fund’s own assumptions about the assumptions a market participant would use in valuing the asset or liability, based on the best information available.

The inputs or methodology used for valuing securities are not an indication of the risk associated with investing in those securities

The following is a summary of the valuation inputs, representing 100% of the Fund’s investments, used to value the Fund’s net assets as of June 30, 2012:

Valuation Inputs	Investments in Securities
Level 1 – Quoted Prices	$—
Level 2 – Other Significant Observable Inputs — Municipal Bonds*	239,516,664
Level 3 – Significant Unobservable Inputs	—
Total	$239,516,664

* See schedule of investments for a detailed listing of securities.

c)
Subsequent events: In preparing these financial statements, the Fund has evaluated events and transactions for potential recognition or disclosure through the date these financial statements were issued (see note 13).

d)
Securities transactions and related investment income: Securities transactions are recorded on the trade date. Realized gains and losses from securities transactions are reported on the identified cost basis. Interest income is recorded daily on the accrual basis and is adjusted for amortization of premium and accretion of original issue and market discount.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

e)
Federal income taxes: It is the policy of the Fund to continue to qualify as a regulated investment company by complying with the provisions of the Internal Revenue Code applicable to certain investment companies. The Fund intends to make distributions of income and securities profits sufficient to relieve it from all, or substantially all, Federal income and excise taxes.

Management has reviewed the tax positions for each of the open tax years (2009-2011) or expected to be taken in the Fund’s 2012 tax returns and has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements

f)
Multiple class allocations: All income, expenses (other than class-specific expenses), and realized and unrealized gains or losses are allocated daily to each class of shares based on the relative net assets of each class. Class-specific expenses, which include distribution and service fees and any other items that are specifically attributed to a particular class, are also charged directly to such class on a daily basis.

g)
Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

h)
Reclassification of capital accounts: Accounting principles generally accepted in the United States of America require that certain components of net assets relating to permanent differences be reclassified between financial and tax reporting. On June 30, 2012, the Fund increased additional paid-in capital by $8,431 and decreased undistributed net investment income by $8,431. These reclassifications have no effect on net assets or net asset value per share.

i)
Accounting pronouncements: In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU No. 2011-04 clarifies existing requirements for measuring fair value and for disclosure about fair value measurements in converged guidance of the FASB and the International Accounting Standards Board. The amendments are effective during interim and annual periods beginning after December 15, 2011.

In December 2011, FASB issued ASU No. 2011-11 related to disclosures about offsetting assets and liabilities. The amendments in this ASU require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The ASU is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The guidance requires retrospective application for all comparative periods presented.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

Management is currently evaluating the impact these updates and amendments may have on the Fund’s financial statements.

3. Fees and Related Party Transactions

a) Management Arrangements:

     Aquila Investment Management LLC (the “Manager”), a wholly-owned subsidiary of Aquila Management Corporation, the Fund’s founder and sponsor, serves as the Manager for the Fund under an Advisory and Administration Agreement with the Fund. The portfolio management of the Fund has been delegated to a Sub-Adviser as described below. Under the Advisory and Administration Agreement, the Manager provides all administrative services to the Fund, other than those relating to the day-to-day portfolio management. The Manager’s services include providing the office of the Fund and all related services as well as overseeing the activities of the Sub-Adviser and managing relationships with all the various support organizations to the Fund such as the shareholder servicing agent, custodian, legal counsel, fund accounting agent, auditor and distributor. For its services, the Manager is entitled to receive a fee which is payable monthly and computed as of the close of business each day at the annual rate of 0.50 of 1% on the Fund’s net assets.

     Citizens Investment Advisors, a department of RBS Citizens, N.A. (the “Sub-Adviser”), serves as the Investment Sub-Adviser for the Fund under a Sub-Advisory Agreement between the Manager and the Sub-Adviser. Under this agreement, the Sub-Adviser continuously provides, subject to oversight of the Manager and the Board of Trustees of the Fund, the investment program of the Fund and the composition of its portfolio, arranges for the purchases and sales of portfolio securities, and provides for daily pricing of the Fund’s portfolio. For its services, the Sub-Adviser is entitled to receive a fee from the Manager which is payable monthly and computed as of the close of business each day at the annual rate of 0.23% on the Fund’s net assets.

     For the year ended June 30, 2012, the Fund incurred management fees of $1,232,675 of which $383,096 was waived. The Manager has contractually undertaken to waive fees and/or reimburse Fund expenses so that total Fund expenses will not exceed 0.83% for Class A Shares, 1.68% for Class C Shares, 1.04% for Class I Shares or 0.68% for Class Y Shares. These expense limitations are in effect until October 31, 2012. Prior to October 31, 2012, the Manager may not terminate the arrangement without the approval of the Board of Trustees.

     Under a Compliance Agreement with the Manager, the Manager is compensated by the Fund for Chief Compliance Officer related services provided to enable the Fund to comply with Rule 38a-1 of the Investment Company Act of 1940.

     Specific details as to the nature and extent of the services provided by the Manager and the Sub-Adviser are more fully defined in the Fund’s Prospectus and Statement of Additional Information.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

b) Distribution and Service Fees:

     The Fund has adopted a Distribution Plan (the “Plan”) pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940. Under one part of the Plan, with respect to Class A Shares, the Fund is authorized to make distribution fee payments to broker-dealers or others (“Qualified Recipients”) selected by Aquila Distributors, Inc. (“the Distributor”), including, but not limited to, any principal underwriter of the Fund with which the Distributor has entered into written agreements contemplated by the Rule and which have rendered assistance in the distribution and/or retention of the Fund’s shares or servicing of shareholder accounts. The Fund makes payment of this distribution fee at the annual rate of 0.15% of the Fund’s average net assets represented by Class A Shares. For the year ended June 30, 2012, distribution fees on Class A Shares amounted to $225,566, of which the Distributor retained $6,392.

     Under another part of the Plan, the Fund is authorized to make payments with respect to Class C Shares to Qualified Recipients which have rendered assistance in the distribution and/or retention of the Fund’s Class C Shares or servicing of shareholder accounts. These payments are made at the annual rate of 0.75% of the Fund’s average net assets represented by Class C Shares and for the year ended June 30, 2012, amounted to $175,564. In addition, under a Shareholder Services Plan, the Fund is authorized to make service fee payments with respect to Class C Shares to Qualified Recipients for providing personal services and/or maintenance of shareholder accounts. These payments are made at the annual rate of 0.25% of the Fund’s average net assets represented by Class C Shares and for the year ended June 30, 2012, amounted to $58,521. The total of these payments with respect to Class C Shares amounted to $234,085, of which the Distributor retained $49,323.

     Under another part of the Plan, the Fund is authorized to make payments with respect to Class I Shares to Qualified Recipients. Class I payments, under the Plan, may not exceed, for any fiscal year of the Fund a rate (currently 0.20%) set from time to time by the Board of Trustees of not more than 0.25% of the average annual net assets represented by the Class I Shares. In addition, the Fund has a Shareholder Services Plan under which it may pay service fees (currently 0.15%) of not more than 0.25% of the average annual net assets of the Fund represented by Class I Shares. That is, the total payments under both plans will not exceed 0.50% of such net assets. For the year ended June 30, 2012, these payments were made at the average annual rate of 0.35% of such net assets amounting to $987 of which $564 related to the Plan and $423 related to the Shareholder Services Plan.

     Specific details about the Plans are more fully defined in the Fund’s Prospectus and Statement of Additional Information.

     Under a Distribution Agreement, the Distributor serves as the exclusive distributor of the Fund’s shares. Through agreements between the Distributor and various brokerage and advisory firms (“intermediaries”), the Fund’s shares are sold primarily through the facilities of these intermediaries having offices within Rhode Island, with the bulk of any sales commissions inuring to such intermediaries. For the year ended June 30, 2012, total commissions on sales of Class A Shares amounted to $389,429, of which the Distributor received $45,513.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

4. Purchases and Sales of Securities

     During the year ended June 30, 2012, purchases of securities and proceeds from the sales of securities aggregated $27,290,499 and $32,521,601, respectively.

     At June 30, 2012, the aggregate tax cost for all securities was $230,283,731. At June 30, 2012, the aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost amounted to $9,475,903 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value amounted to $242,970 for a net unrealized appreciation of $9,232,933.

5. Portfolio Orientation

     Since the Fund invests principally and may invest entirely in double tax-free municipal obligations of issuers within Rhode Island, it is subject to possible risks associated with economic, political, or legal developments or industrial or regional matters specifically affecting Rhode Island and whatever effects these may have upon Rhode Island issuers’ ability to meet their obligations. To mitigate against such risks, the Fund has chosen to have, at the time of purchase, at least 80% of its net assets insured as to timely payment of principal and interest when due by nationally prominent municipal bond insurance companies. As a matter of practice, insurers of municipal obligations provide insurance only on issues which on their own credit rating are of investment grade, i.e. within the top four credit ratings of the nationally recognized statistical rating organizations. At June 30, 2012, the Fund had approximately 81% of its net assets invested in securities that were insured. While such insurance is intended to protect against credit risks with portfolio securities, it does not insure against market risk of fluctuations in the Fund’s share price and income return. Furthermore, given recent downgrades of many of the insurers, there is no assurance that some of the insurers may be relied upon for payment (see note 11).

     The Fund is also permitted to invest in U.S. territorial municipal obligations meeting comparable quality standards and providing income which is exempt from both regular Federal and Rhode Island income taxes. The general policy of the Fund is to invest in such securities only when comparable securities of Rhode Island issuers are not available in the market. At June 30, 2012, the Fund had all of its net assets invested in the securities of Rhode Island issuers.

6. Expenses

     The Fund has negotiated an expense offset arrangement with its custodian wherein it receives credit toward the reduction of custodian fees and other Fund expenses whenever there are uninvested cash balances. The Statement of Operations reflects the total expenses before any offset, the amount of offset and the net expenses.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

7. Capital Share Transactions

     Transactions in Capital Shares of the Fund were as follows:

	Year Ended		Year Ended
	June 30, 2012		June 30, 2011
	Shares	Amount	Shares	Amount
Class A Shares:
Proceeds from shares sold	1,513,351	$16,195,459	2,069,666	$22,007,849
Reinvested distributions	243,137	2,605,830	293,027	3,095,077
Cost of shares redeemed	(2,516,350)	(26,960,476)	(2,261,505)	(23,643,293)
Net change	(759,862)	(8,159,187)	101,188	1,459,633
Class C Shares:
Proceeds from shares sold	427,311	4,569,106	1,073,689	11,445,248
Reinvested distributions	36,465	390,714	42,990	453,549
Cost of shares redeemed	(829,745)	(8,890,179)	(893,747)	(9,385,248)
Net change	(365,969)	(3,930,359)	222,932	2,513,549
Class I Shares:
Proceeds from shares sold	–	–	2	20
Reinvested distributions	863	9,248	920	9,714
Cost of shares redeemed	(651)	(6,973)	(697)	(7,356)
Net change	212	2,275	225	2,378
Class Y Shares:
Proceeds from shares sold	1,995,072	21,457,456	2,464,854	26,308,564
Reinvested distributions	48,102	516,121	49,482	522,503
Cost of shares redeemed	(782,101)	(8,387,008)	(1,037,059)	(10,836,880)
Net change	1,261,073	13,586,569	1,477,277	15,994,187
Total transactions in Fund
shares	135,454	$1,499,298	1,801,622	$19,969,747

8. Trustees’ Fees and Expenses

     At June 30, 2012 there were 7 Trustees, one of whom is affiliated with the Manager and is not paid any fees. The total amount of Trustees’ service fees (for carrying out their responsibilities) and attendance fees paid during the year ended June 30, 2012 was $94,704. Attendance fees are paid to those in attendance at regularly scheduled quarterly Board Meetings and meetings of the Independent Trustees held prior to each quarterly Board Meeting, as well as additional meetings (such as Audit, Nominating, Shareholder and special meetings). Trustees are reimbursed for their expenses such as travel, accommodations and meals incurred in connection with attendance at Board Meetings and the Annual Meeting of Shareholders. For the year ended June 30, 2012, such meeting-related expenses amounted to $24,243.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

9. Securities Traded on a When-Issued Basis

     The Fund may purchase or sell securities on a when-issued basis. When-issued transactions arise when securities are purchased or sold by the Fund with payment and delivery taking place in the future in order to secure what is considered to be an advantageous price and yield to the Fund at the time of entering into the transaction. Beginning on the date the Fund enters into a when-issued transaction, cash or other liquid securities are segregated in an amount equal to or greater than the value of the when-issued transaction. These transactions are subject to market fluctuations and their current value is determined in the same manner as for other securities.

10. Income Tax Information and Distributions

     The Fund declares dividends daily from net investment income and makes payments monthly. Net realized capital gains, if any, are distributed annually and are taxable. These distributions are paid in additional shares at the net asset value per share, in cash, or in a combination of both, at the shareholder’s option.

     The Fund intends to maintain, to the maximum extent possible, the tax-exempt status of interest payments received from portfolio municipal securities in order to allow dividends paid to shareholders from net investment income to be exempt from regular Federal and State of Rhode Island income taxes. Due to differences between financial statement reporting and Federal income tax reporting requirements, distributions made by the Fund may not be the same as the Fund’s net investment income, and/or net realized securities gains. Further, a small portion of the dividends may, under some circumstances, be subject to taxes at ordinary income rates. As a result of the passage of the Regulated Investment Company Act of 2010 (“the Act”), losses incurred in this fiscal year and beyond retain their character as short-term or long-term, have no expiration date and are utilized before capital losses incurred prior to the enactment of the Act.

     At June 30, 2012, the Fund had a capital loss carryover of $79,557 acquired in the acquisition of Ocean State Tax-Exempt Fund, which expires on June 30, 2016. This carryover is available to offset future net realized gains on securities transactions to the extent provided for in the Internal Revenue Code.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

Tax character of distributions:

	Year Ended June 30,
	2012	2011
Net tax-exempt income	$8,366,991	$8,945,624
Ordinary income	7,331	2,081
	$8,374,322	$8,947,705

As of June 30, 2012, the components of distributable earnings on a tax basis were as follows:

Undistributed tax-exempt income	$254,697
Accumulated net realized loss	(79,557)
Unrealized appreciation	9,232,933
Other temporary differences	(254,697)
	$9,153,376

The difference between book basis and tax basis undistributed income is due to the timing difference in recognizing dividends paid.

11. Ongoing Development

Since December 2007, the three major credit rating agencies (Standard & Poor’s, Moody’s and Fitch) downgraded or eliminated ratings of the majority of the municipal bond insurance companies due to loss of capital from investments in subprime mortgages. Only a few insurers are now deemed to be investment grade. Thus, while certain bonds have insurance, some are no longer rated based upon the ratings of their insurers. Furthermore, because the ability of many of the Fund’s insurers to pay claims has been downgraded, the protection of such insurance has been diminished, and there is no assurance that some of them may be relied upon for payment.

12. Recent Development

The city of Central Falls is expected to emerge from Chapter 9 bankruptcy later this year after just over two years in Receivership and Chapter 9 bankruptcy. The city will continue to be monitored by the bankruptcy court over the next five years to ensure its stability. Recent fiscal and budgetary concerns regarding Providence were averted as a result of negotiations between the mayor and the city’s unions, retirees, and large not-for-profit institutions. While these negotiations filled the budget gap and will help alleviate some future budget issues, we believe more needs to be done in addressing pension and other post-employment benefit shortfalls. Other cities and towns throughout the state are also beginning to address these concerns as well. Governor Chafee has proposed a number of initiatives to help cities and towns take on this task. While other states grapple with similar issues, Rhode Island has been a leader in taking the initiative to resolve these issues. Although challenging, Rhode Island has begun to work its way towards a more fiscally healthy community.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
NOTES TO FINANCIAL STATEMENTS (continued)
JUNE 30, 2012

13. Subsequent Event

     On October 17, 2012, Narragansett Insured Tax-Free Income Fund (the “Fund”) will hold an Annual Meeting of Shareholders and a Special Meeting of Shareholders.

     At the Special Meeting of Shareholders, shareholders will be asked to vote on three proposals that the Board of Trustees and Fund management believe will benefit the Fund by providing the Fund with the flexibility to respond quickly to changing markets, new investment opportunities and future changes in applicable law when it is in the best interests of shareholders to do so.

     Special Meeting Proposal 1A is of particular note in that it addresses the facts that a) fewer issuers are coming to market with insured bonds resulting in an inadequate supply of insured tax-free municipal obligations which pay interest exempt from Rhode Island State and regular Federal income taxes (“Rhode Island Obligations”); and b) the ability of many of the insurers to pay claims has been downgraded in recent years, thereby diminishing the protection of their insurance. The Board of Trustees, Manager and Sub-Adviser, therefore, propose to eliminate the Fund’s fundamental policy that requires the Fund to invest at least 80% of its assets in insured Rhode Island Obligations. Detailed information is provided in the proxy statement which is available at http://www.aquilafunds.com/Download/NITFIF/Proxy.pdf. If shareholders approve this proposal, the Fund will be permitted to invest without limit in Rhode Island Obligations that are not insured; and therefore, the word “Insured” would be removed from the Fund’s name, and the Fund would be re-named Aquila Narragansett Tax-Free Income Fund.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
YEAR FINANCIAL HIGHLIGHTS 2010

For a share outstanding throughout each period

	Class A										Class C
	Year Ended June 30,										Year Ended June 30,
	2012		2011		2010		2009		2008		2012		2011		2010		2009		2008
Net asset value, beginning of period	$10.51		$10.64		$10.44		$10.39		$10.37		$10.51		$10.64		$10.44		$10.39		$10.37
Income (loss) from investment operations:
Net investment income(1)	0.37		0.39		0.39		0.38		0.38		0.28		0.30		0.29		0.29		0.29
Net gain (loss) on securities
(both realized and unrealized)	0.27		(0.13)		0.20		0.06		0.03		0.27		(0.13)		0.21		0.06		0.03
Total from investment operations	0.64		0.26		0.59		0.44		0.41		0.55		0.17		0.50		0.35		0.32
Less distributions (note 9):
Dividends from net investment income	(0.37)		(0.39)		(0.39)		(0.39)		(0.39)		(0.28)		(0.30)		(0.30)		(0.30)		(0.30)
Net asset value, end of period	$10.78		$10.51		$10.64		$10.44		$10.39		$10.78		$10.51		$10.64		$10.44		$10.39
Total return	6.15	%(2)	2.48	%(2)	5.71	%(2)	4.30	%(2)	4.00	%(2)	5.25	%(3)	1.62	%(3)	4.81	%(3)	3.42	%(3)	3.12	%(3)
Ratios/supplemental data
Net assets, end of period (in millions)	$146		$150		$151		$134		$105		$21		$24		$22		$12		$11
Ratio of expenses to average net assets	0.71%		0.62%		0.59%		0.60%		0.64%		1.57%		1.47%		1.44%		1.45%		1.51%
Ratio of net investment income to average net assets	3.45%		3.68%		3.63%		3.68%		3.63%		2.60%		2.83%		2.75%		2.82%		2.76%
Portfolio turnover rate	11%		9%		3%		6%		3%		11%		9%		3%		6%		3%

The expense and net investment income ratios without the effect of the contractual expense cap were (note 3):

Ratio of expenses to average net assets	0.87%		0.84%		0.87%		0.90%		0.97%		1.72%		1.69%		1.72%		1.75%		1.82%
Ratio of net investment income to average net assets	3.29%		3.46%		3.35%		3.38%		3.29%		2.45%		2.61%		2.47%		2.52%		2.45%

The expense ratios after giving effect to the contractual expense cap and expense offset for uninvested cash balances were (note 3):

Ratio of expenses to average net assets	0.71%		0.62%		0.59%		0.59%		0.63%		1.57%		1.47%		1.44%		1.44%		1.48%
________________
(1) Per share amounts have been calculated using the daily average shares method.
(2) Not reflecting sales charges.
(3) Not reflecting CDSC.

See accompanying notes to financial statements.

NARRAGANSETT INSURED TAX-FREE INCOME FUND
FINANCIAL HIGHLIGHTS (continued)

For a share outstanding throughout each period

	Class I					Class Y
	Year Ended June 30,					Year Ended June 30,
	2012	2011	2010	2009	2008	2012	2011	2010	2009	2008
Net asset value, beginning of period	$10.51	$10.63	$10.44	$10.39	$10.37	$10.51	$10.64	$10.44	$10.39	$10.37
Income from investment operations:
Net investment income(1)	0.35	0.37	0.37	0.37	0.37	0.38	0.40	0.40	0.40	0.40
Net gain (loss) on securities (both
realized and unrealized)	0.27	(0.12)	0.19	0.06	0.03	0.27	(0.13)	0.20	0.05	0.03
Total from investment operations	0.62	0.25	0.56	0.43	0.40	0.65	0.27	0.60	0.45	0.43
Less distributions (note 9):
Dividends from net investment income	(0.35)	(0.37)	(0.37)	(0.38)	(0.38)	(0.38)	(0.40)	(0.40)	(0.40)	(0.41)
Net asset value, end of period	$10.78	$10.51	$10.63	$10.44	$10.39	$10.78	$10.51	$10.64	$10.44	$10.39
Total return	5.99%	2.42%	5.45%	4.17%	3.84%	6.31%	2.64%	5.86%	4.46%	4.16%
Ratios/supplemental data
Net assets, end of period (in millions)	$0.3	$0.3	$0.3	$0.3	$0.5	$82	$67	$52	$50	$45
Ratio of expenses to average net assets	0.87%	0.78%	0.74%	0.74%	0.81%	0.57%	0.47%	0.44%	0.45%	0.51%
Ratio of net investment income to average net assets	3.29%	3.25%	3.49%	3.54%	3.47%	3.59%	3.83%	3.78%	3.83%	3.75%
Portfolio turnover rate	11%	9%	3%	6%	3%	11%	9%	3%	6%	3%

The expense and net investment income ratios without the effect of the contractual expense cap were (note 3):

Ratio of expenses to average net assets	1.02%	1.00%	1.02%	1.04%	1.12%	0.72%	0.69%	0.72%	0.75%	0.82%
Ratio of net investment income to average net assets	3.14%	3.30%	3.20%	3.24%	3.16%	3.43%	3.61%	3.49%	3.53%	3.44%

The expense ratios after giving effect to the contractual expense cap and expense offset for uninvested cash balances were (note 3):

Ratio of expenses to average net assets	0.87%	0.78%	0.74%	0.73%	0.77%	0.57%	0.47%	0.44%	0.44%	0.47%
________________
(1) Per share amounts have been calculated using the daily average shares method.

See accompanying notes to financial statements.

Additional Information (unaudited)

Trustees (1) and Officers

Number of
	Positions		Portfolios
	Held with		in Fund
Name,	Fund and	Principal	Complex(4)	Other Directorships
Address(2)	Length of	Occupation(s)	Overseen	Held by Trustee
and Year of Birth	Service(3)	During Past 5 Years	by Trustee	During Past 5 Years

Interested Trustees(5)

Diana P. Herrmann New York, NY (1958)	Trustee since 2005 and President since 1998
Vice Chair and Chief Executive Officer of Aquila Management Corporation, Founder and Sponsor of the Aquila Group of Funds(6) and parent of Aquila Investment Management LLC, Manager, since 2004, President since 1997, Chief Operating Officer, 1997-2008, a Director since 1984, Secretary since 1986 and previously its Executive Vice President, Senior Vice President or Vice President, 1986-1997; Chief Executive Officer and Vice Chair since 2004, President and Manager since 2003, and Chief Operating Officer (2003-2008), of the Manager; Chair, Vice Chair, President, Executive Vice President and/ or Senior Vice President of funds in the Aquila Group of Funds since 1986; Director of the Distributor since 1997; Governor, Investment Company Institute (the U.S. mutual fund industry trade organization dedicated to protecting shareholder interests and educating the public about investing) for various periods since 2004, and head of its Small Funds Committee, 2004-2009; active in charitable and volunteer organizations.
			11	ICI Mutual Insurance Company, a Risk Retention Group (2006-2009 and since 2010); Vice Chair and Trustee of Pacific Capital Funds of Cash Assets Trust (three Aquila money-market funds) 2004-2012

John J. Partridge Providence, RI (1940)	Trustee since 2008 and 2002-2005	Founding Partner, Partridge Snow & Hahn LLP, a law firm, Providence, Rhode Island, since 1988, Senior Counsel, since January 1, 2007; Assistant Secretary –Advisor to the Board, Narragansett Insured Tax-Free Income Fund, 2005-2008, Trustee 2002-2005; director or trustee of various educational, civic and charitable organizations, including Ocean State Charities Trust, Memorial Hospital of Rhode Island, and The Pawtucket Foundation.	5	None

			Number of
	Positions		Portfolios
	Held with		in Fund
Name,	Fund and	Principal	Complex(4)	Other Directorships
Address(2)	Length of	Occupation(s)	Overseen	Held by Trustee
and Year of Birth	Service(3)	During Past 5 Years	by Trustee	During Past 5 Years

Non-interested Trustees

David A. Duffy North Kingstown, RI (1939)	Chair of the Board since 2009 and Trustee since 1995	Retired Founder and Chairman of Duffy & Shanley, Inc., a marketing communications firm, 1973-2003; past Chairman of the Rhode Island Convention Center Authority, 2003-2011; Director (advisory board) of Citizens Bank of Rhode Island, since 1999; past National Chairman, National Conference for Community & Justice (NCCJ); past Vice Chair, Providence College Board of Trustees; officer or director of numerous civic and non-profit organizations.	2	Delta Dental of Rhode Island

Thomas A. Christopher Danville, KY (1947)	Trustee since 2009	Senior partner of Robinson, Hughes & Christopher, C.P.A.s, P.S.C., since 1977; President, A Good Place for Fun, Inc., a sports facility, since 1987; Director, Sunrise Children’s Services Inc. since 2010; Director, Global Outreach International, since 2011; currently or formerly active with various professional and community organizations.	5	None

Anne J. Mills Scottsdale, AZ (1938)	Trustee since 2009	President, Loring Consulting Company since 2001; Vice President for Business Management and CFO, Ottawa University, 1992-2001, 2006-2009; IBM Corporation, 1965-1991; currently active with various charitable, educational and religious organizations.	5	None

Number of
	Positions		Portfolios
	Held with		in Fund
Name,	Fund and	Principal	Complex(4)	Other Directorships
Address(2)	Length of	Occupation(s)	Overseen	Held by Trustee
and Year of Birth	Service(3)	During Past 5 Years	by Trustee	During Past 5 Years

James R. Ramsey Louisville, KY (1948)	Trustee since 2004
President, University of Louisville since November 2002; Professor of Economics, University of Louisville, 1999-present; Kentucky Governor’s Senior Policy Advisor and State Budget Director, 1999-2002; Vice Chancellor for Finance and Administration, the University of North Carolina at Chapel Hill, 1998 to 1999; previously Vice President for Finance and Administration at Western Kentucky University, State Budget Director for the Commonwealth of Kentucky, Chief State Economist and Executive Director for the Office of Financial Management and Economic Analysis for the Commonwealth of Kentucky, Adjunct Professor at the University of Kentucky, Associate Professor at Loyola University-New Orleans and Assistant Professor at Middle Tennessee State University.
			2	Community Bank and Trust, Pikeville, KY and Texas Roadhouse Inc.

Laureen L. White North Kingstown, RI (1959)	Trustee since 2005	President, Greater Providence Chamber of Commerce, since 2005, Executive Vice President 2004-2005 and Senior Vice President, 1989-2002; Executive Counselor to the Governor of Rhode Island for Policy and Communications, 2003-2004.	2	None

Positions
Held with
Fund and
Name, Address(2)	Length of
and Year of Birth	Service(3)	Principal Occupation(s) During Past 5 Years

Trustees Emeritus(7)

Lacy B. Herrmann New York, NY (1929)	Founder and Chairman Emeritus since 2005; Chairman of the Board of Trustees, 1992-2005
Founder and Chairman of the Board, Aquila Management Corporation, the sponsoring organization and parent of the Manager or Administrator and/or Adviser to each fund of the Aquila Group of Funds; Chairman of the Manager or Administrator and/or Adviser to each since 2004; Founder and Chairman Emeritus of each fund in the Aquila Group of Funds; previously Chairman and a Trustee of each fund in the Aquila Group of Funds since its establishment until 2004 or 2005; Director of the Distributor since 1981 and formerly Vice President or Secretary, 1981-1998; Director or trustee, Premier VIT, 1994-2009; Director or trustee of Oppenheimer Quest Value Funds Group, Oppenheimer Small Cap Value Fund, Oppenheimer Midcap Fund, 1987-2009, and Oppenheimer Rochester Group of Funds, 1995-2009; Trustee Emeritus, Brown University and the Hopkins School; active in university, school and charitable organizations.

Vernon R. Alden Boston, MA (1923)	Trustee Emeritus since 2006; Trustee 1992-2006
Retired; former director or trustee of various Fortune 500 companies, including Colgate-Palmolive and McGraw Hill; formerly President of Ohio University and Associate Dean of the Harvard University Graduate School of Business Administration; Trustee, Narragansett Insured Tax-Free Income Fund, 1992-2006, Tax-Free Trust of Oregon, 1988-2001 and Hawaiian Tax-Free Trust, Pacific Capital Cash Assets Trust, Pacific Capital Tax-Free Cash Assets Trust and Pacific Capital U.S. Government Securities Cash Assets Trust, 1989-2001; Trustee Emeritus, Tax-Free Trust of Oregon since 2006; member of several Japan-related advisory councils, including Chairman of the Japan Society of Boston; trustee of various cultural, educational and civic organizations.

Theodore T. Mason Hastings-on-Hudson, NY (1935)	Trustee Emeritus since 2011; Trustee 2009-2011
Executive Director, East Wind Power Partners Ltd. since 1994 and Louisiana Power Partners, 1999-2003; Assistant Treasurer, Fort Schuyler Maritime Alumni Association, Inc., successor to Alumni Association of SUNY Maritime College, since 2010 (Treasurer, 2004-2009, President, 2002-2003, First Vice President, 2000-2001, Second Vice President, 1998-2000) and director of the same organization since 1997; Director, STCM Management Company, Inc., 1973-2004; twice national officer of Association of the United States Navy (formerly Naval Reserve Association), Commanding Officer of four naval reserve units and Captain, USNR (Ret); director, The Navy League of the United States New York Council since 2002; trustee, The Maritime Industry Museum at Fort Schuyler, 2000-2004; and Fort Schuyler Maritime Foundation, Inc., successor to the Maritime College at Fort Schuyler Foundation, Inc., since 2000.

Positions
Held with
Fund and
Name, Address(2)	Length of
and Year of Birth	Service(3)	Principal Occupation(s) During Past 5 Years

William J. Nightingale Rowayton, CT (1929)	Trustee Emeritus since 2009
Retired; formerly Chairman, founder (1975) and Senior Advisor until 2000 of Nightingale & Associates, L.L.C., a general management consulting firm focusing on interim management, divestitures, turnaround of troubled companies, corporate restructuring and financial advisory services; Trustee of Churchill Tax-Free Fund of Kentucky,1993-2007; Trustee of Narragansett Insured Tax-Free Income Fund, 1991-2009, and Chair of the Board, 2005-2009.

Officers

Charles E. Childs, III New York, NY (1957)	Executive Vice President since 2003 and Secretary since 2011
Executive Vice President of all funds in the Aquila Group of Funds and the Manager and the Manager’s parent since 2003; Chief Operating Officer of the Manager and the Manager’s parent since 2008; Secretary of all funds in the Aquila Group of Funds since 2011; formerly Senior Vice President, corporate development, Vice President, Assistant Vice President and Associate of the Manager’s parent since 1987; Executive Vice President, Senior Vice President, Vice President or Assistant Vice President of the Aquila money-market funds, 1988-2012.

Marie E. Aro Denver, CO (1955)	Senior Vice President since 2010
Co-President of the Distributor since 2010, Vice President, 1993-1997; Senior Vice President, Aquila Three Peaks Opportunity Growth Fund since 2004; Senior Vice President, Tax-Free Trust of Arizona since 2010 and Vice President, 2004-2010; Senior Vice President, Aquila Three Peaks High Income Fund since 2006; Senior Vice President, Churchill Tax-Free Fund of Kentucky, Hawaiian Tax-Free Trust, Narragansett Insured Tax-Free Income Fund, Tax-Free Fund For Utah, Tax-Free Fund of Colorado and Tax-Free Trust of Oregon since 2010; Vice President, INVESCO Funds Group, 1998-2003.

Stephen J. Caridi New York, NY (1961)	Senior Vice President since 1998
Vice President of the Distributor since 1995; Vice President, Hawaiian Tax-Free Trust since 1998; Senior Vice President, Narragansett Insured Tax-Free Income Fund since 1998, Vice President 1996-1997; Senior Vice President, Tax-Free Fund of Colorado 2004-2009; Vice President, Aquila Three Peaks Opportunity Growth Fund since 2006.

Paul G. O’Brien Charlotte, NC (1959)	Senior Vice President since 2010
Co-President, Aquila Distributors, Inc. since 2010, Managing Director, 2009-2010; Senior Vice President of Aquila Three Peaks High Income Fund, Aquila Three Peaks Opportunity Growth Fund, and each of the Aquila Municipal Bond Funds since 2010; held various positions to Senior Vice President and Chief Administrative Officer of Evergreen Investments Services, Inc., 1997-2008; Mergers and Acquisitions Coordinator for Wachovia Corporation, 1994-1997.

Positions
Held with
Fund and
Name, Address(2)	Length of
and Year of Birth	Service(3)	Principal Occupation(s) During Past 5 Years

Randall S. Fillmore New York, NY (1960)	Chief Compliance Officer since 2012
Chief Compliance Officer of each fund in the Aquila Group of Funds, the Manager and the Distributor since 2012; Managing Director, Fillmore & Associates, 2009-2012; Fund and Adviser Chief Compliance Officer (2002-2009), Senior Vice President - Broker Dealer Compliance (2004-2009), Schwab Funds Anti Money Laundering Officer and Identity Theft Prevention Officer (2004-2009), Vice President - Internal Audit (2000-2002), Charles Schwab Corporation; National Director, Information Systems Risk Management - Consulting Services (1999-2000), National Director, Investment Management Audit and Business Advisory Services (1992-1999), Senior Manager, Manager, Senior and Staff Roles (1983-1992), PricewaterhouseCoopers LLP.

Joseph P. DiMaggio New York, NY (1956)	Chief Financial Officer since 2003 and Treasurer since 2000	Chief Financial Officer of each fund in the Aquila Group of Funds since 2003 and Treasurer since 2000.

Yolonda S. Reynolds New York, NY (1960)	Assistant Treasurer since 2010
Assistant Treasurer of each fund in the Aquila Group of Funds since 2010; Director of Fund Accounting for the Aquila Group of Funds since 2007; Investment Accountant, TIAA-CREF, 2007; Senior Fund Accountant, JP Morgan Chase, 2003-2006.

Lori A. Vindigni New York, NY (1966)	Assistant Treasurer since 2000
Assistant Treasurer of each fund in the Aquila Group of Funds since 2000; Assistant Vice President of the Manager or its predecessor and current parent since 1998; Fund Accountant for the Aquila Group of Funds, 1995-1998.

____________________
(1) The Fund’s Statement of Additional Information includes additional information about the Trustees and officers and is available, without charge, upon request by calling 800-437-1020 (toll-free) or by visiting www.aquilafunds.com or the EDGAR Database at the SEC’s internet site at www.sec.gov.

(2) The mailing address of each Trustee and officer is c/o Narragansett Insured Tax-Free Income Fund, 380 Madison Avenue, Suite 2300, New York, NY 10017.

(3) Each Trustee holds office until the next annual meeting of shareholders or until his or her successor is elected and qualifies. The term of office of each officer is one year.

(4) Includes certain Aquila-sponsored funds that are dormant and have no public shareholders.

(5) Ms. Herrmann is an interested person of the Fund as an officer of the Fund, as a director, officer and shareholder of the Manager’s corporate parent, as an officer and Manager of the Manager, and as a shareholder and director of the Distributor. Ms. Herrmann is the daughter of Lacy B. Herrmann, the Founder and Chairman Emeritus of the Fund. Mr. Partridge is deemed an interested person of the Fund as a senior counsel of a law firm that performs legal services for RBS Citizens, N.A., of which the Sub-Adviser is a department.

(6) The “Aquila Group of Funds” includes: Tax-Free Trust of Arizona, Tax-Free Fund of Colorado, Hawaiian Tax-Free Trust, Churchill Tax-Free Fund of Kentucky, Tax-Free Trust of Oregon, Narragansett Insured Tax-Free Income Fund (Rhode Island) and Tax-Free Fund For Utah, each of which is a tax-free municipal bond fund and are called the “Aquila Municipal Bond Funds”; Aquila Three Peaks Opportunity Growth Fund, which is an equity fund; and Aquila Three Peaks High Income Fund, which is a high-income corporate bond fund.

(7) A Trustee Emeritus may attend Board meetings but has no voting power.

Analysis of Expenses (unaudited)

     As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end sales charges with respect to Class A shares or contingent deferred sales charges (“CDSC”) with respect to Class C shares; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. The table below is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

     The table below is based on an investment of $1,000 invested on January 1, 2012 and held for the six months ended June 30, 2012.

Actual Expenses

     This table provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Six months ended June 30, 2012

	Actual
	Total Return	Beginning	Ending	Expenses
	Without	Account	Account	Paid During
	Sales Charges(1)	Value	Value	the Period(2)
Class A	2.08%	$1,000.00	$1,020.80	$3.72
Class C	1.75%	$1,000.00	$1,017.50	$7.98
Class I	2.10%	$1,000.00	$1,021.00	$4.47
Class Y	2.16%	$1,000.00	$1,021.60	$2.97

(1)
Assumes reinvestment of all dividends and capital gain distributions, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class A shares or the applicable CDSC with respect to Class C shares. Total return is not annualized, as it may not be representative of the total return for the year.

(2)
Expenses are equal to the annualized expense ratio of 0.74%, 1.59%, 0.89% and 0.59% for the Fund’s Class A, C, I and Y shares, respectively, multiplied by the average account value over the period, multiplied by 182/366 (to reflect the one-half year period).

Analysis of Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

     The table below provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other mutual funds. To do so, compare this 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of other mutual funds.

     Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs with respect to Class A shares. The example does not reflect the deduction of CDSC with respect to Class C shares. Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different mutual funds. In addition, if these transaction costs were included, your costs would have been higher.

Six months ended June 30, 2012

	Hypothetical
	Annualized	Beginning	Ending	Expenses
	Total	Account	Account	Paid During
	Return	Value	Value	the Period(1)
Class A	5.00%	$1,000.00	$1,021.18	$3.71
Class C	5.00%	$1,000.00	$1,016.96	$7.97
Class I	5.00%	$1,000.00	$1,020.44	$4.46
Class Y	5.00%	$1,000.00	$1,021.93	$2.96

(1)
Expenses are equal to the annualized expense ratio of 0.74%, 1.59%, 0.89% and 0.59% for the Trust’s Class A, C, I and Y shares, respectively, multiplied by the average account value over the period, multiplied by 182/366 (to reflect the one-half year period).

Information Available (unaudited)

     Much of the information that the funds in the Aquila Group of Funds produce is automatically sent to you and all other shareholders. Specifically, you are routinely sent your Fund’s entire list of portfolio securities twice a year in the semi-annual and annual reports you receive. Additionally, under Fund policies, the Manager publicly discloses the complete schedule of the Fund’s portfolio holdings, as of each calendar quarter, generally by the 15th day after the end of each calendar quarter. Such information remains accessible until the next schedule is made publicly available. You may obtain a copy of the Fund’s portfolio holdings schedule for the most recently completed period by visiting the Fund’s website at www.aquilafunds.com. The Fund may also disclose other portfolio holdings as of a specified date (currently the Fund discloses its five largest holdings by value as of the close of the last business day of each calendar month in a posting to its website on approximately the 5th business day following the month end). This information remains on the website until the next such posting. Whenever you wish to see a listing of your Fund’s portfolio other than in your shareholder reports, please check our website at www.aquilafunds.com or call us at 1-800-437-1020.

     The Fund additionally files a complete list of its portfolio holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q. Forms N-Q are available free of charge on the SEC website at www.sec.gov. You may also review or, for a fee, copy the forms at the SEC’s Public Reference Room in Washington, D.C. or by calling 1-800-SEC-0330.

Proxy Voting Record (unaudited)

     The Fund does not invest in equity securities. Accordingly, there were no matters relating to a portfolio security considered at any shareholder meeting held during the 12 months ended June 30, 2012 with respect to which the Fund was entitled to vote. Applicable regulations require us to inform you that the foregoing proxy voting information is available on the SEC website at www.sec.gov.

Federal Tax Status of Distributions (unaudited)

     This information is presented in order to comply with a requirement of the Internal Revenue Code and no action on the part of shareholders is required.

     For the fiscal year ended June 30, 2012, $8,366,991 of dividends paid by Narragansett Insured Tax-Free Income Fund, constituting 99.91% of total dividends paid during fiscal 2012, were exempt-interest dividends.

     Prior to February 15, 2013, shareholders will be mailed the appropriate tax form(s) which will contain information on the status of distributions paid for the 2012 calendar year.

PRIVACY NOTICE (unaudited)

Narragansett Insured Tax-Free Income Fund

Our Privacy Policy. In providing services to you as an individual who owns or is considering investing in shares of the Fund, we collect certain non-public personal information about you. Our policy is to keep this information strictly safeguarded and confidential, and to use or disclose it only as necessary to provide services to you or as otherwise permitted by law. Our privacy policy applies equally to former shareholders and persons who inquire about the Fund.

Information We Collect. ”Non-public personal information” is personally identifiable financial information about you as an individual or your family. The kinds of non-public personal information we have about you may include the information you provide us on your share purchase application or in telephone calls or correspondence with us, and information about your fund transactions and holdings, how you voted your shares and the account where your shares are held.

Information We Disclose. We disclose non-public personal information about you to companies that provide necessary services to us, such as the Fund’s transfer agent, distributor, investment adviser or sub-adviser, if any, as permitted or required by law, or as authorized by you. Any other use is strictly prohibited. We do not sell information about you or any of our fund shareholders to anyone.

Non-California Residents: We also may disclose some of this information to another fund in the Aquila Group of Funds (or its service providers) under joint marketing agreements that permit the funds to use the information only to provide you with information about other funds in the Aquila Group of Funds or new services we are offering that may be of interest to you.

California Residents Only: In addition, unless you “opt-out” of the following disclosures using the form that was mailed to you under separate cover, we may disclose some of this information to another fund in the Aquila Group of Funds (or its sevice providers) under joint marketing agreements that permit the funds to use the information only to provide you with information about other funds in the Aquila Group of Funds or new services we are offering that may be of interest to you.

How We Safeguard Your Information. We restrict access to non-public personal information about you to only those persons who need it to provide services to you or who are permitted by law to receive it. We maintain physical, electronic and procedural safeguards to protect the confidentiality of all non-public personal information we have about you.

If you have any questions regarding our Privacy Policy, please contact us at 1-800-437-1020.

Aquila Distributors, Inc.
Aquila Investment Management LLC

This Privacy Policy also has been adopted by Aquila Distributors, Inc. and Aquila Investment Management LLC and applies to all non-public information about you that each of these companies may obtain in connection with services provided to the Fund or to you as a shareholder of the Fund.

Founders
Lacy B. Herrmann, Chairman Emeritus
Aquila Management Corporation, Sponsor

Manager
AQUILA INVESTMENT MANAGEMENT LLC
380 Madison Avenue, Suite 2300
New York, New York 10017

Investment Sub-Adviser
CITIZENS INVESTMENT ADVISORS,
A DEPARTMENT OF RBS CITIZENS, N. A.
One Citizens Plaza
Providence, Rhode Island 02903

Board of Trustees
David A. Duffy, Chair
Thomas A. Christopher
Diana P. Herrmann
Anne J. Mills
John J. Partridge
James R. Ramsey
Laureen L. White

Officers
Diana P. Herrmann, President
Charles E. Childs, III, Executive Vice President and Secretary
Marie E. Aro, Senior Vice President
Stephen J. Caridi, Senior Vice President
Paul G. O’Brien, Senior Vice President
Randall S. Fillmore, Chief Compliance Officer
Joseph P. DiMaggio, Chief Financial Officer and Treasurer

Distributor
AQUILA DISTRIBUTORS, INC.
380 Madison Avenue, Suite 2300
New York, New York 10017

Transfer and Shareholder Servicing Agent
BNY MELLON
4400 Computer Drive
Westborough, Massachusetts 01581

Custodian
JPMORGAN CHASE BANK, N.A.
1111 Polaris Parkway
Columbus, Ohio 43240

Independent Registered Public Accounting Firm
TAIT, WELLER & BAKER LLP
1818 Market Street, Suite 2400
Philadelphia, Pennsylvania 19103

Further information is contained in the Prospectus,
which must precede or accompany this report.